Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated September 14, 2007 in connection with Amendment No. 1 to Form S-3 with respect to the combined statements of assets acquired and liabilities assumed of Anadarko Chaney Dell System and Anadarko Midkiff/Benedum System as of December 31, 2006, and the related revenues and direct operating expenses, for each of the years in the three-year period ended December 31, 2006, which reports appear in the Form 8-K/A of Atlas Pipeline Partners, L.P. dated September 14, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

These combined statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The combined statements are not intended to be a complete presentation of the Anadarko Chaney Dell System and Anadarko Midkiff/Benedum System.

KPMG LLP

Denver, Colorado

November 13, 2007